Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:	Company Contact:
Peter Rahmer	Thomas A. Bologna
Trout Group	Chairman & Chief Executive Officer
646-378-2973	323-224-3900

Response Genetics, Inc. Announces $1.9 Million Registered Direct Offering

--Proceeds to be used for launch of recently acquired FDA-Cleared and Medicare-reimbursed test for difficult to diagnose tumors--

LOS ANGELES, September 20, 2013 — Response Genetics, Inc. (Nasdaq: RGDX), a company focused on the development and sale of molecular diagnostic tests for cancer, today announced that it has entered into definitive agreements with institutional investors for the sale of 932,805 shares of its common stock in a registered direct offering at $2.05 per share, the closing price on September 19, 2013. Gross proceeds of the offering, before deducting the placement agent fee and offering expenses, are expected to be approximately $1.9 million.

The offering is expected to close on or about September 25, 2013, subject to the satisfaction of customary closing conditions. Response Genetics intends to use the net proceeds from the offering primarily to expedite the integration of the recently acquired proprietary FDA-cleared and Medicare-reimbursed Tissue of Origin test for difficult to diagnose solid tumors and all associated assets, as more fully described in the Company’s press release dated August 26, 2013 and related Form 8-K.

"This additional capital is primarily intended to facilitate a focused and expedited integration of this portfolio enhancing product," said Thomas Bologna, Chairman and Chief Executive Officer of Response Genetics. "In conjunction with this effort, we are excited to begin immediate construction of additional laboratory space in our Los Angeles facility. We intend to offer this proprietary Tissue of Origin test, Response Dx: TOOTM, to new and existing customers starting in the first quarter of 2014."

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE MKT: LTS), acted as the placement agent for this offering.

The offering is being made pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission. A prospectus supplement related to the offering will be filed with the Securities and Exchange Commission. Copies of the registration statement, final base prospectus and accompanying prospectus relating to the offering may be obtained from the Securities and Exchange Commission's website at www.sec.gov or from Ladenburg Thalmann & Co. Inc., 520 Madison Avenue, 9th Floor, New York, New York 10022.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction. Any offer will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement.

About Response Genetics, Inc.

Response Genetics, Inc. (the "Company") is a CLIA-certified clinical laboratory focused on the development and sale of molecular diagnostic testing services for cancer. The Company's technologies enable extraction and analysis of genetic information derived from tumor cells stored as formalin-fixed and paraffin-embedded specimens. The Company's principal customers include oncologists and pathologists. In addition to diagnostic testing services, the Company generates revenue from the sale of its proprietary analytical pharmacogenomic testing services of clinical trial specimens to the pharmaceutical industry. The Company's headquarters is located in Los Angeles, California. For more information, please visit www.responsegenetics.com.

Forward-Looking Statement Notice

Except for the historical information contained herein, this press release and the statements of representatives of the Company related thereto contain or may contain, among other things, certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995.

Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company's plans, objectives, projections, expectations and intentions, such as the ability of the Company, to provide clinical testing services to the medical community, to continue to strengthen and expand its sales force, to continue to build its digital pathology initiative, to attract and retain qualified management, to continue to strengthen marketing capabilities, to expand the suite of ResponseDX® products, to continue to provide clinical trial support to pharmaceutical clients, to enter into new collaborations with pharmaceutical clients, to enter into areas of companion diagnostics, to continue to execute on its business strategy and operations, to continue to analyze cancer samples and the potential for using the results of this research to develop diagnostic tests for cancer, the usefulness of genetic information to tailor treatment to patients, and other statements identified by words such as "project," "may," "could," "would," "should," "believe," "expect," "anticipate," "estimate," "intend," "plan" or similar expressions.

These statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission. Actual results, including, without limitation, actual sales results, if any, or the application of funds, may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company's control). The Company undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by law.

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